Exhibit 99.1

Wheeler Real Estate Investment Trust, Inc. Announces Expiration of Rights Offering

Virginia Beach, VA – August 16, 2021 - Wheeler Real Estate Investment Trust, Inc. (the “Company”) (NASDAQ: WHLR) today announced that its previously announced rights offering to stockholders (the “Rights Offering”) expired at 5:00 p.m., New York City time, on August 13, 2021.

Pursuant to the Rights Offering, the Company distributed to holders of its common stock, as of 5:00 p.m. New York City time on June 1, 2021 (the “Record Date”), non-transferable subscription rights to purchase up to $30 million in aggregate principal amount of 7.00% senior subordinated convertible notes due 2031 (the “Notes”). Each holder of the Company’s common stock as of the Record Date received one right for each eight shares of the Company’s common stock owned, and each right entitled a holder to purchase $25.00 principal amount of Notes. The Rights Offering was made pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission.

The Rights Offering was backstopped by Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund – F LLC, Purposes Alternative Credit Fund – T LLC, and AY2 Capital LLC (each individually, a “Backstop Party” and, collectively, the “Backstop Parties”).

$30 million in aggregate principal amount of Notes was issued in the Rights Offering. Of that amount, $6,264,025 in aggregate principal amount of Notes was issued pursuant to the basic subscription privilege; $21,543,500 in aggregate principal amount of Notes was issued pursuant to the over-subscription privilege; and $2,192,475 in aggregate principal amount of Notes will be issued to the Backstop Parties, collectively, pursuant to their backstop commitment.

The Notes subscribed for in the Rights Offering are expected to be delivered through the clearing systems of the Depository Trust Company on or about August 19, 2021 and, once delivered, will be available for trading on The Nasdaq Stock Market under the symbol “WHLRL” (CUSIP Number 963025 804).

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities of the Company in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Please visit: www.whlr.us.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.

Contact Details

Investor Relations

Mary Jensen

+1 757-627-9088

mjensen@whlr.us